Exhibit 99.3
MTU Aero Engines North America, Inc.
AERO Manufacturing Business Unit
Statement of Operations (unaudited)

	Three months ended March 31,
	2009	2008

Sales	$5,854,429	$3,969,893
Cost of Sales	4,949,717	4,849,695

Gross profit (loss)	904,712	(879,802)

Selling, general, and administrative expenses	588,226	517,204

Income (loss) from operations	316,486	(1,397,006)

Non-operating income/(expense):
Interest expense	(92,113)	(220,833)
Other	292,081	(361,803)

Income (loss) before taxes	516,454	(1,979,642)

Provision for income taxes	—	—

Net income (loss)	$516,454	$(1,979,642)

MTU Aero Engines North America, Inc.
AERO Manufacturing Business Unit
Balance Sheet (unaudited) as of March 31, 2009

ASSETS

CURRENT ASSETS:
Cash	$220,507
Accounts receivable (net of allowance for for doubtful accounts)	3,688,061
Inventories, net	9,641,949
Prepaid expenses and other current assets	292,446

Total current assets	13,842,963

PROPERTY, PLANT AND EQUIPMENT, at cost:
Land	450,000
Buildings and improvements	4,827,779
Machinery and equipment	23,853,143

29,130,922
Less: accumulated depreciation	(19,445,636)

9,685,286

TOTAL ASSETS	$23,528,249

LIABILITIES AND EQUITY

CURRENT LIABILITIES:
Trade accounts payable	$2,621,088
Accrued expenses	2,767,089
Customer advances	461,120
Due to MTU Munich	17,420,373

23,269,671

Equity	258,579

TOTAL LIABILITIES AND EQUITY	$23,528,249

MTU Aero Engines North America, Inc,
AERO manufacturing Business Unit
Note to the Financial Statements (unaudited)
These financial statements have been prepared utilizing the same methodology and estimates that were used in the preparation of the December 31, 2008 and 2007 MTU Aero Engines North America Inc. —Manufacturing Business Unit financial statements included elsewhere in this document. Please refer to the notes of Exhibit 99.1.